EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ANNOUNCES

SECOND QUARTER RESULTS

Quarterly Revenue Up 57% Year-over-Year Drives Increased Earnings

Spokane, WA— January 31, 2005 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended January 1, 2005.

For the second quarter of fiscal 2005, Key Tronic reported total revenue of $51.2 million, up 57% from $32.6 million for the second quarter of fiscal 2004, and up 5% from $48.8 million in the previous quarter. For the first six months of fiscal 2005, total revenue was $100.0 million, up 49% from $67.2 million in the same period of fiscal 2004.

Net income for the second quarter of fiscal 2005 was $490,000 or $0.05 per share, up from a net loss of $287,000 or ($0.03) per share for the second quarter of fiscal 2004, and up from net income of $266,000 or $0.03 per share for the previous quarter. For the first six months of fiscal 2005, net income was $756,000 or $0.08 per share, up from a net loss of $267,000 or ($0.03) per share for the same period of fiscal 2004

“We are pleased with our continued revenue and earnings growth in the second quarter,” said Jack Oehlke, President and Chief Executive Officer. “Our growth was primarily driven by increased production on programs for established customers involving gaming technology and specialty printer accessories and components. During the quarter, we added to our printed circuit board capacity to address the needs of those customers.”

“While we see a seasonal slow down in a few existing programs, we have a new consumer product program getting underway in the third quarter and we expect our new program with a medical technology customer to begin production in the fourth quarter. As a result, we anticipate that our performance in the second half of fiscal 2005 will be roughly comparable to the first half, as we continue to control our costs, retain our high-quality customer service and competitiveness, and maintain our profitability. Over the longer term, the trend towards outsourced EMS continues to look very positive and we are well-positioned to capitalize on that opportunity.”

In the third quarter of fiscal 2005, the Company expects revenue to be approximately flat to down 5% in the second quarter and earnings in the range of $0.02 to $0.05 per share.

Key Tronic will host a conference call today to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-218-0204 or +1 303-262-2131. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11020367). A replay will also be available on the Company’s Web site.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Ireland. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to quarterly revenue and earnings during fiscal 2005. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the accuracy of customers’ forecasts; success of customers’ programs; timing of new programs; success of new-product introductions; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and the other risks and uncertainties detailed from time to time in the Company’s SEC filings.

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Second Quarters Ended		Six Months Ended
	January 1 2005	December 27 2003	January 1 2005	December 27 2003
Net sales	$51,226	$32,567	$100,000	$67,219
Cost of sales	47,235	29,895	92,461	61,192

Gross profit on sales	3,991	2,672	7,539	6,027

Operating expenses:
Research, development and engineering	708	589	1,413	1,288
Selling	528	278	1,022	725
General and administrative	1,848	1,730	3,516	3,495

Total operating expenses	3,084	2,597	5,951	5,508

Operating income	907	75	1,588	519

Interest expense	308	265	607	522
Other (income) expense	(11)	(13)	(13)	(19)

Income (loss) before income taxes	610	(177)	994	16

Income tax provision	120	110	238	283

Net income (loss)	$490	$(287)	$756	$(267)

Earnings (loss) per share:

Earnings (loss) per common share - basic and diluted	$0.05	$(0.03)	$0.08	$(0.03)
Weighted average shares O/S - basic	9,681	9,673	9,679	9,673
Weighted average shares O/S - diluted	9,966	9,673	9,942	9,673

KEY TRONIC CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 1 2005	July 3 2004
ASSETS
Current Assets:
Cash and cash equivalents	$1,093	$600
Trade receivables - net	26,937	24,439
Inventories	30,387	27,848
Other	2,454	1,833

Total current assets	60,871	54,720

Property, plant and equipment, net	10,445	11,131

Other Assets:
Restricted cash	1,013	705
Other - net	595	617
Goodwill - net	765	765

Total other assets	2,373	2,087

Total Assets	$73,689	$67,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long term obligations	$422	$606
Accounts payable	26,011	24,354
Accrued compensation and vacation	3,682	4,015
Litigation settlement	1,795	925
Other	1,854	1,352

Total current liabilities	33,764	31,252

Long-Term Liabilities:
Revolving loan	14,930	10,851
Litigation settlement	—	1,536
Other	991	1,065

Total long-term liabilities	15,921	13,452

Shareholders’ Equity:
Common stock, no par value, authorized 25,000 shares; issued and outstanding 9,681 and 9,676 shares	38,411	38,397
Retained deficit	(14,407)	(15,163)

Total shareholders’ equity	24,004	23,234

Total Liabilities and Shareholders’ Equity	$73,689	$67,938